Exhibit 99.1

VeriSign Sells Communication Services Group to TNS, Inc. for $230 Million Cash

MOUNTAIN VIEW, Calif.—March 2, 2009—VeriSign, Inc. (NASDAQ: VRSN) today announced the sale of its Communication Services Group to Reston, Va.-based TNS, Inc. (NYSE: TNS), in a cash transaction of $230 million. The transaction is expected to close within the next 60 days, subject to customary regulatory approvals and successful financing.

“The sale of the Communications Services Group is another important step toward our divestiture goals as we continue our commitment and focus on our core businesses in Internet infrastructure,” said Jim Bidzos, executive chairman of the board of directors, and chief executive officer on an interim basis of VeriSign.

Morgan Stanley & Co. is serving as financial advisor to VeriSign with respect to the transaction. VeriSign is receiving legal advice from Cleary Gottlieb Steen & Hamilton LLP.

About VeriSign

VeriSign, Inc. (NASDAQ: VRSN) is the trusted provider of Internet infrastructure services for the networked world. Billions of times each day, VeriSign helps companies and consumers all over the world engage in communications and commerce with confidence. Additional news and information about the company is available at www.verisign.com.

Contacts

Media relations: Christina Rohall, crohall@verisign.com, 650-336-4663

Investor Relations: Nancy Fazioli, ir@verisign.com, 650-426-5146

VRSNF

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause VeriSign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as increasing competition and pricing pressure from competing services offered at prices below our prices and market acceptance of our existing services, the inability of VeriSign to successfully develop and market new services, and the uncertainty of whether new services as provided by VeriSign will achieve market acceptance or result in any revenues and the risk that the sale of the VeriSign Communications Services business may not be consummated or may be delayed as a result of the inability of TNS to obtain necessary financing or of the parties to obtain required regulatory approvals or other reasons. More information about potential factors that could affect the company’s business and financial results is included in VeriSign’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. VeriSign undertakes no obligation to update any of the forward-looking statements after the date of this press release.

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